UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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CROCS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Crocs, Inc.

7477 East Dry Creek Parkway

Niwot, Colorado 80503

NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2012

To the Stockholders of Crocs, Inc.:

We will hold the 2012 Annual Meeting of Stockholders of Crocs, Inc. at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on June 4, 2012 at 2 p.m. Mountain Time.

The meeting’s purpose is to:

1.	elect two Class I directors;

2.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012;

3.	approve the amendment and restatement of our 2008 Cash Incentive Plan;

4.	hold an advisory vote to approve the compensation of our named executive officers; and

5.	consider any other matters that properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record of our common stock at the close of business on April 9, 2012 are entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote.

A list of the stockholders entitled to vote at the meeting will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote your shares as instructed in the Notice of Internet Availability of Proxy Materials, over the internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. Stockholders who are present at the Annual Meeting may withdraw their proxy and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

John P. McCarvel
President and Chief Executive Officer

Niwot, Colorado

April 10, 2012

Crocs, Inc.

7477 East Dry Creek Parkway

Niwot, Colorado 80503

2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement will first be made available to stockholders on or about April 10, 2012. It is furnished to stockholders of Crocs, Inc., a Delaware corporation (“we,” “us,” or “our”), in connection with the solicitation of proxies by our Board of Directors. The proxies being solicited will be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 4, 2012 at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado at 2 p.m. Mountain Time, or at any postponement or adjournment thereof, for the purpose of voting on the proposals as set forth herein as well as other business matters which may properly come before the meeting.

Under the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. This proxy statement and our 2011 annual report to stockholders are available at www.edocumentview.com/crox.

GENERAL INFORMATION REGARDING ANNUAL MEETING

Record Date.  Stockholders of record at the close of business on April 9, 2012 are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 89,898,760 shares of our common stock outstanding. Each such share is entitled to one vote on each matter submitted to a vote at the Annual Meeting.

Quorum Requirements.  A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the outstanding shares entitled to vote generally in the election of directors must be present in person or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present for purposes of determining a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked withhold with respect to the election of our Class I directors will be counted as present in determining whether there is a quorum.

Vote Requirements.  If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on.

Election of Directors.  The two director nominees receiving the highest number of “for” votes cast in person or by proxy at the Annual Meeting will be elected as directors. Proxies marked withhold and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted.

Ratification of Appointment of Deloitte & Touche LLP.  The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no impact on this proposal.

Approval of the Amendment and Restatement of the 2008 Cash Incentive Plan.  The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal is required for the approval of the amended and restated 2008 Cash Incentive Plan. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Advisory Vote to Approve Named Executive Officer Compensation.  The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal is required to approve the advisory resolution to approve the compensation of our named executive officers. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Approval of all Other Proposals:  With respect to any other matters properly brought before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposals will be the act of the stockholders. Abstentions will have the effect of voting against these proposals. Broker non-votes will have no effect on these proposals.

Board Recommendations.  Our Board of Directors’ recommendation is set forth together with the description of each proposal. In summary, our Board of Directors recommends a vote:

•	FOR election of each of the Class I director nominees (see Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012 (see Proposal 2);

•	FOR the approval of the amendment and restatement of the 2008 Cash Incentive Plan (see Proposal 3); and

•	FOR the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 4).

Your Proxy.  Whether or not you are able to personally attend the Annual Meeting, you are encouraged to vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. Shares represented by properly executed methods, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the proxy. If no directions are specified, such proxies will be voted FOR each of the proposals described in this proxy statement and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. On routine matters, such as the ratification of the appointment of our independent registered public accounting firm, your broker will vote your shares for you at his or her discretion if you do not instruct your broker how to vote. For non-routine matters, which include all other matters to be voted upon at the Annual Meeting, your broker may not vote your shares without specific voting instructions from you.

Revocation.  Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) re-voting online at www.proxyvote.com, (ii) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503 or (iii) voting in person at the Annual Meeting.

Cost of Proxy Solicitation. Our Board of Directors is soliciting the proxies. We will bear the entire cost of this proxy solicitation. We have retained the services of Georgeson, Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. Georgeson, Inc. may solicit proxies by personal interview, mail, telephone, facsimile, email or otherwise. We will pay Georgeson, Inc. its customary fee, estimated to be approximately $20,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We may also reimburse brokers, custodians, nominees and other fiduciaries for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made personally or by mail or telephone by our directors, officers and other employees, who will receive no additional compensation for such services.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of seven members divided into three classes, with each director elected to a three-year term. Class I consists of Ronald L. Frasch and W. Stephen Cannon, whose terms will expire at the Annual Meeting. Class II consists of Raymond D. Croghan, Peter A. Jacobi and Doreen A. Wright, whose terms will expire at the annual meeting to be held in 2013. Class III consists of Thomas J. Smach and John P. McCarvel, whose terms will expire at the annual meeting to be held in 2014. Under our amended and restated bylaws, each of our directors holds office until his or her successor has been elected and qualified or until such director’s earlier resignation or removal.

At each annual meeting of stockholders, the successors to directors whose terms expire at such meeting will be elected, or such directors will be re-elected, and will serve from the time of election and qualification until the third annual meeting following their election or until their successors are duly elected and qualified. The current authorized number of directors is eight. The authorized number of directors may be changed by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board can be filled by resolution of the Board.

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Messrs. Frasch and Cannon for re-election as Class I directors to serve for a three-year term expiring at the 2015 annual meeting of stockholders.

A stockholder cannot vote for more than two nominees. Each of the director nominees has consented to serve for a three-year term. We do not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or will not serve for any reason, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as the Board may recommend.

Class I Director Nominees

Ronald L. Frasch (Class I), age 63, has served as a member of the Board since October 2006. Since February 2007, Mr. Frasch has served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of Saks Fifth Avenue. From January 2004 to November 2004, he was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as Chairperson and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer and distributor of fine men’s and women’s clothing, sportswear and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996. Mr. Frasch has extensive executive expertise in the fashion retail industry, most notably demonstrated by his current position at Saks Fifth Avenue. Mr. Frasch’s experience and insight into this industry is invaluable to the Board and management in understanding the consumer retail and fashion industry, including current buying trends by our wholesale customers.

W. Stephen Cannon (Class I), age 60, has served as a member of the Board since February 2009. Since 2005, he has served as the Chairperson of Constantine Cannon LLP, a law firm, and the Managing Partner of Constantine Cannon’s Washington D.C. office. From 1994 to 2005, Mr. Cannon was the Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc., a retailer of consumer electronics, which, at the time, was publicly traded on the New York Stock Exchange. Prior to joining Circuit City Stores, Inc., Mr. Cannon served as a partner at the law firm of Wunder, Diefenderfer, Ryan, Cannon and Thelen and spent ten years in government service, including serving as Chief Antitrust Counsel to the United States Senate Judiciary Committee. Mr. Cannon has demonstrated significant legal and business expertise through his role as general counsel of Circuit City, a public company with significant retail operations. This experience assists the Board with its risk oversight and retail expansion plans. Mr. Cannon’s legal expertise also allows him to effectively chair the Nominating and Governance Committee and understand corporate governance and SEC developments.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

Information About Continuing Directors

Raymond D. Croghan (Class II), age 62, has served as a member of the Board since August 2004. Since 1999, Mr. Croghan has been retired. From 1991 to 1999, Mr. Croghan managed Croghan & Associates, Inc., a healthcare information technology consulting firm, which merged with Margolis Health Enterprise to form The TriZetto Group. Mr. Croghan currently serves on the boards of directors of several privately-held companies. Mr. Croghan has successfully operated and grown private companies and has served on the boards of several companies in a variety of industries. His experience successfully operating companies in different industries provides us with a unique perspective as does his board experience. In addition, Mr. Croghan is our longest serving director and has extensive knowledge of our company and its operations.

Peter A. Jacobi (Class II), age 68, has served as a member of the Board since October 2008. Mr. Jacobi was employed by Levi Strauss & Company (“Levi Strauss”), a jeans and casual wear manufacturer, from 1970 until his retirement in 1999. During his 29 years of tenure at Levi Strauss, Mr. Jacobi held various senior levels positions, including President of the Men’s Jeans Division, President of Global Sourcing, President of Levi Strauss International, and from 1996 until his retirement, President and Chief Operating Officer. Mr. Jacobi has extensive executive experience in the apparel industry gained through his tenure at Levi Strauss. The apparel industry is similar and complementary to the footwear industry and Mr. Jacobi has provided us significant insights from this industry. In addition, Levi Strauss is an established international brand. Mr. Jacobi’s experience with a global brand has helped us as we continue to build our brand internationally.

Doreen A. Wright (Class II), age 55, has served as a member of the Board since June 2011 prior to which she served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Prior to that, from 1995 to 1998 Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America, and held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. Since 2009, Ms. Wright has served on the Board of Directors of Dean Foods Company, a leading food and beverage company. She also serves on the Board of New Hope Arts, Inc., a regional nonprofit arts center. In addition, Ms. Wright served on the Board of Directors of Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; The Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee. Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation and corporate governance committees.

Thomas J. Smach (Class III), age 51, has served as the Chairperson of the Board since June 2011, prior to which he was a member of the Board since April 2005. Mr. Smach is currently a co-founding partner of Riverwood Capital Management, a private equity firm. From January 2005 to June 2008, Mr. Smach served as the Chief Financial Officer of Flextronics International (“Flextronics”) a NASDAQ-listed electronics manufacturing services (EMS) provider. From April 2000 to December 2004, Mr. Smach served as Senior Vice President—Finance of Flextronics. From 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000 (“The Dii Group”). Mr. Smach is a certified public accountant and also serves on the Board of Directors of ADVA AG Optical Networking, a publicly-traded company in Germany. Mr. Smach has extensive accounting and financial management experience having served as the chief financial officer of global public companies. In addition, Mr. Smach has significant experience with international manufacturing and business from his leadership positions at Flextronics. This experience is useful as we continue to expand our international operations. Mr. Smach is also well versed in SEC compliance and risk oversight, which makes him particularly well suited to serve as the chairperson of the Audit Committee and as the Board’s Chairperson.

John P. McCarvel (Class III), age 55, has served as our President and Chief Executive Officer and as a director since March 1, 2010. Previously, Mr. McCarvel served as our Chief Operating Officer and Executive Vice President from February 2007 to March 2010, as our Senior Vice President—Global Operations from October 2005 to February 2007 and as our Vice President—Asian & Australian Operations from January 2005 to September 2005, after providing consulting services to us during 2004. From October 2001 to January 2005, Mr. McCarvel served as Vice President for the Design, Test and Semiconductor division of Flextronics, where he was responsible for building Flextronics’ engineering infrastructure in Asia and growing Flextronics’ business in the region. From 1999 to October 2001, he served as President of U.S. Operations and Senior Vice President of Worldwide Sales and Marketing for Singapore Technology Assembly Test Services Ltd., a semiconductor services company. He previously worked in executive level positions with Micron Custom Manufacturing Services, Inc., a manufacturer of electronic products for computing and digital applications, and The Dii Group. Mr. McCarvel has served us as an executive since 2005. He has been our chief operating officer and has extensive knowledge of our day-to-day operations along with a strategic vision as our chief executive officer. Mr. McCarvel’s leadership, extensive knowledge of our business and previous manufacturing expertise provide significant value and insights to the Board.

CORPORATE GOVERNANCE

Crocs, Inc. is committed to maintaining sound corporate governance practices. The Board has formalized several policies, procedures and standards of corporate governance, including our Corporate Governance Guidelines, some of which are described below. We continue to monitor best practices and legal and regulatory developments with a view to further revising our governance policies and procedures, as appropriate.

Corporate Governance Guidelines.  Since 2005, the Board has had in place a set of governance guidelines, the Crocs, Inc. Corporate Governance Guidelines, which are designed to assure the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to board composition and member selection, board independence, board meetings and involvement of senior management, management succession planning, board committees and the evaluation of senior management and the Board. The Board periodically reviews our Corporate Governance Guidelines and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements.

Director Independence.  NASDAQ listing standards require that the Board consist of a majority of independent directors. The Board has determined that all of the current non-management members of the Board (Messrs. Cannon, Croghan, Frasch, Jacobi, and Smach and Ms. Wright) are independent directors as defined by NASDAQ listing standards. The Board makes a determination regarding the independence of each director annually based on relevant facts and circumstances. Applying the standards and independence criteria defined by the NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The independent directors of the Board regularly hold executive sessions without members of management present.

Communicating with Directors.  Stockholders who wish to communicate with the Board or with specified individual directors may do so by mailing such written communication to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines requires the attention of the Board or such individual director. The Board and any individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Board Leadership. The Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on current circumstances. The Board has determined that an independent director serving as Chairperson is in the best interests of our stockholders at this time. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations.

Risk Oversight. The Board oversees our risk management activities. The Board implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The Audit Committee oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee has reviewed and considered our compensation policies and programs in light of the Board’s risk assessment and management responsibilities and will do so in the future on an annual basis. The Compensation Committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.

The Chief Legal and Administrative Officer serves as our chief compliance officer and chairs an inter-disciplinary Compliance Council which is charged with assessing and managing our legal and other compliance obligations on a global basis. The Chief Legal and Administrative Officer regularly reports to the Audit Committee regarding our legal and compliance obligations.

The Director of Internal Audit coordinates the day-to-day risk management process and reports directly to the Chief Financial Officer and to the Audit Committee. The Director of Internal Audit performs a risk assessment annually, and updates the Audit Committee at least quarterly regarding our risk analyses, assessments, risk mitigation strategies and activities. The Treasury Director updates the Audit Committee at least annually, or more frequently as needed, regarding our directors and officers insurance coverage and on matters regarding certain financial risks.

Code of Business Conduct and Ethics and Committee Charters. We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive, financial and accounting officers. The Amended and Restated Code of Business Conduct and Ethics is posted on our website at www.crocs.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by posting such information on our website. The Audit Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are also available on our website at www.crocs.com. Any person may request a copy of the Code of Business Conduct and Ethics or committee charters free of charge by submitting a written request to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2011, the Board met eight times. All directors attended 75% or more of the Board’s meetings and the meetings of the Board committees on which they served. We encourage, but do not require, our directors to attend the annual meeting of stockholders. Messrs. Cannon, Croghan, Frasch, Jacobi, McCarvel and Smach and Ms. Wright attended our 2011 Annual Meeting of Stockholders.

Board Committees. The Board has the authority to appoint committees to perform certain management and administrative functions and has established the following committees.

Audit Committee.  Messrs. Smach (Chairperson), Frasch and Cannon are the current members of the Audit Committee. The Audit Committee met eight times in 2011. The functions of the Audit Committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications and independence of our independent auditors and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The purpose and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter can be found on our website at www.crocs.com.

All of the members of the Audit Committee are independent, as determined in accordance with NASDAQ listing standards and relevant federal securities laws and regulations. The Board has determined that Mr. Smach qualifies as an “audit committee financial expert” as defined by the applicable regulations of the SEC.

Compensation Committee.  Ms. Wright (Chair), Mr. Croghan and Mr. Jacobi are the current members of the Compensation Committee. The Compensation Committee, which met four times in 2011, has overall responsibility for defining, articulating, evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for approving our Compensation Discussion and Analysis for inclusion in this proxy statement. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter, which can be found on our website at www.crocs.com. All of the current members of the Compensation Committee are independent, as determined in accordance with NASDAQ listing standards and relevant federal securities laws and regulations.

Pursuant to its charter, the Compensation Committee has the authority to, among other things: (i) establish, monitor and approve our overall compensation and benefits strategy and philosophy; (ii) review and approve annually corporate goals and objectives relevant to the compensation of our Chief Executive officer, and to approve the Chief Executive Officer’s compensation; (iii) oversee management’s decisions concerning the performance and compensation of other executive officers; (iv) oversee the compensation and benefits structure for our employees generally; (v) review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; (vi) supervise the administration of our equity-based incentive plans, including the authorization of equity grants under such plans; (vii) review and recommend to the Board the terms of written employment agreements, post-employment consulting agreements and severance arrangements for executive officers; (viii) assist the Board in developing and evaluating potential candidates for executive officer positions and oversee the development of succession plans for executive officers; (ix) review and recommend to the Board compensation to be paid to our outside directors and (x) review and evaluate the relationship between our incentive compensation arrangements and our corporate strategy and risk management policies and practices.

The Compensation Committee sets the Chief Executive Officer’s compensation. The Compensation Committee also reviews the recommendations of the Chief Executive Officer with respect to compensation of the other named executive officers and, after reviewing such recommendations, sets the compensation of the other named executive officers. The Compensation Committee relies on its judgment when making compensation decisions after reviewing our performance and evaluating each executive’s performance against established goals, leadership ability and responsibilities, and current compensation arrangements. When evaluating total compensation for each of our executive officers, the Compensation Committee reviews the executive officer’s current compensation, including equity and non-equity-based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of comparative companies. The compensation program for executive officers and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances. See “Risk Oversight” (above) for the Compensation Committee’s evaluation of our compensation program risk.

In 2011, the Compensation Committee engaged an outside independent compensation consultant, Towers Watson, to provide an evaluation of the 2011 executive bonus plan, long-term incentives and other executive compensation matters. Please see “Compensation Discussion and Analysis” for further description of the role of the Compensation Committee. Towers Watson does not provide any services to management and had no relationship with management prior to the engagement.

Nominating and Governance Committee.  Our Nominating and Governance Committee currently consists of Messrs. Cannon (Chairperson), Frasch and Smach. The Nominating and Governance Committee met three times in 2011. The Nominating and Governance Committee assists the Board in promoting our best interests and that of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Governance Committee identifies individuals qualified to become board members and recommends to the Board the director nominees for election at each annual meeting of stockholders. It also reviews the qualifications and independence of the members of the Board and its various committees and makes any recommendations the Nominating and Governance Committee members may deem appropriate concerning any changes in the composition of the Board and its committees. The Nominating and Governance Committee also recommends to the Board the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews the provisions of the Nominating and Governance Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any applicable legal or regulatory requirements and the NASDAQ listing standards. The Nominating and Governance Committee also monitors and leads the Board in its annual review of the Board’s performance.

The purpose and responsibilities of our Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter. The Nominating and Governance Committee Charter can be found on our website at www.crocs.com. All of the members of the Nominating and Governance Committee are independent, as determined in accordance with the NASDAQ listing standards.

IT Steering Committee.  Our IT Steering Committee currently consists of Messrs. McCarvel (Chairperson), Croghan and Jacobi and Ms. Wright and met twice in 2011. The IT Steering Committee oversees major information technology (“IT”) related strategies, projects and technology architecture decisions. The IT Steering Committee also monitors whether our IT programs effectively support our business objectives and strategies and reports to the Board on IT related matters. The IT Steering Committee is also tasked with evaluating our significant IT strategies. The purpose and responsibilities of the IT Steering Committee are set forth in the Audit Committee Charter.

Director Nomination Process and Director Qualifications. In identifying potential director candidates, the Nominating and Governance Committee relies on recommendations from a number of sources, including current directors and officers. The Nominating and Governance Committee may also hire outside consultants, search firms or other advisors to assist in identifying director candidates. The Nominating and Governance Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Nominating and

Governance Committee may do so by submitting a written recommendation to the Nominating and Governance Committee in accordance with the procedures set forth under “Stockholder Proposals and Nominations for 2013 Annual Meeting.”

When evaluating a candidate for director, our Nominating and Governance Committee considers, among other things, the candidate’s judgment, knowledge, integrity, diversity, expertise and business and industry experience, which are likely to enhance the Board’s ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business. The Nominating and Governance Committee also takes into account independence requirements imposed by law or regulations (including the NASDAQ listing standards). In the case of director candidates recommended by stockholders, the Nominating and Governance Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

EXECUTIVE OFFICERS

In addition to John McCarvel, our President and Chief Executive Officer, whose biographical information is disclosed above under “Election of Directors,” our executive officers as of March 31, 2012 include the following individuals:

Name	Age	Position(s)
Daniel P. Hart	53	Executive Vice President, Chief Legal and Administrative Officer
Jeffrey J. Lasher	47	Senior Vice President-Finance, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Scott E. Crutchfield	50	Senior Vice President of Worldwide Operations

Daniel P. Hart has served as our Executive Vice President, Chief Legal and Administrative Officer since January 2010. From June 2009 through December 2009, he served as our Executive Vice President of Administration and Corporate Development. Prior to joining us, Mr. Hart was employed by Océ North America, a digital printing and document management division of Océ, N.V., a manufacturing and engineering company publicly traded on the Euronext Amsterdam stock exchange, where he served as Senior Vice President and General Counsel from 2006 to 2009. From 2004 to 2006, Mr. Hart served as Senior Vice President – General Counsel and Human Resources for Invensys Controls, a global manufacturing and engineering operation within Invensys plc, a public U.K. conglomerate. From 2002 to 2004, Mr. Hart served as Chief Staff Officer for the Development Division of Invensys, a large portfolio of disposal companies within Invensys plc. Previously, Mr. Hart’s experience included service in senior legal positions at Dictaphone Corporation and Brooke Group Ltd. and private legal practice in New York City.

Jeffrey J. Lasher has served as our Senior Vice President-Finance and Chief Financial Officer since April 2011. From January 2011 to March 2011, Mr. Lasher served as our principal accounting officer and interim principal financial officer. From June 2009 to January 2011, he served as our Corporate Controller and Chief Accounting Officer. Prior to joining us, Mr. Lasher was a Senior Consultant for Connelly Consulting, a privately-held financial services company, from October 2008 to June 2009. From December 2005 to September 2008, he was the Vice President - Corporate Controller for Corporate Express Inc., a publicly-held business supplies and equipment company. Mr. Lasher was also the Vice President – Finance of AutoNation, Inc., a publicly-held automotive retail company, from December 2000 to December 2005.

Scott E. Crutchfield has served as our Senior Vice President of World Wide Operations since May 2010. From February 2006 to May 2010, he served as our Vice President for Worldwide Operations. Prior to joining us, he served as Senior Director, U.S. and South America Operations for Jabil Circuit, a publicly-held design and manufacturing company from May 2004 to January 2006. Mr. Crutchfield was also Vice President, General Manager Central/Eastern U.S. and South America for Flextronics from March 2000 to April 2004. Previously, Mr. Crutchfield also held senior leadership positions at Dovatron International, a subsidiary of the Dii Group, and at Square D, a subsidiary of Schneider Electric.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Ownership by Our Directors, Executive Officers and Greater than 5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2012 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each current director or nominee;

•	each of the named executive officers listed in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days after March 31, 2012, are deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Percentage ownership is based on 89,895,490 shares of our common stock outstanding on March 31, 2012. Unless otherwise indicated below, the address for each director and named executive officer listed below is in care of Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percent
5% Stockholders:
Blackrock, Inc. (1)	6,801,358	7.6%
The Vanguard Group, Inc (2)	5,338,891	5.9%
Cramer Rosenthal McGlynn LLC (3)	6,659,850	7.4%
Directors:
Peter A. Jacobi(4)	33,067	*
Thomas J. Smach(5)	174,312	*
Raymond D. Croghan(6)	39,104	*
W. Stephen Cannon(7)	56,620	*
Ronald L. Frasch	51,764	*
Doreen A. Wright	3,899	*
Officers:
John P. McCarvel(8)	615,685	*
Daniel P. Hart(9)	168,827	*
Jeffrey J. Lasher(10)	150,815	*
Scott E. Crutchfield(11)	162,655	*

All current directors and executive officers as a group (10 persons)(12)	1,456,748	1.6%

*	Less than 1%
(1)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2012. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2012. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Based solely on a Schedule 13G filed with the SEC on February 13, 2012. The address for Cramer Rosenthal McGlynn, LLC is 520 Madison Ave., New York, NY 10022.
(4)	Shares beneficially owned include 31,945 shares held in trust by Peter A Jacobi & Mary Louise Jacobi Living Trust.
(5)

Shares beneficially owned include 122,609 shares subject to options exercisable within 60 days of March 31, 2012 and 4,400 shares held as custodian for Mr. Smach’s two children under the New York Uniform Gifts to Minors Act. Mr. Smach exercises voting and investment power over the shares.

(6)

Shares beneficially owned include 18,406 shares subject to options exercisable within 60 days of March 31, 2012 and an aggregate of 4,960 shares of common stock beneficially owned by two trusts for the benefit of Mr. Croghan’s two daughters. Mr. Croghan’s spouse is the trustee of both trusts and she exercises sole voting and investment power over the shares. Mr. Croghan disclaims beneficial ownership of such shares.

(7)	Shares beneficially owned include 56,375 shares held in trust by The W. Stephen Cannon Revocable Trust.
(8)	Shares beneficially owned include 127,664 shares subject to options exercisable within 60 days of March 31, 2012 and 207,774 shares held jointly with his spouse.
(9)	Shares beneficially owned include 29,166 shares subject to options exercisable within 60 days of March 31, 2012.
(10)	Shares beneficially owned include 27,292 shares subject to options exercisable within 60 days of March 31, 2012.
(11)	Shares beneficially owned include 72,423 shares subject to options exercisable within 60 days of March 31, 2012.
(12)

Shares beneficially owned include 141,015 shares of common stock subject to options issued to directors and 256,545 shares of common stock subject to options issued to named executive officers that are exercisable or issuable within 60 days of March 31, 2012.

Section 16 Beneficial Ownership and Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from certain of our officers and directors that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2011, except for one Form 4 for Scott Crutchfield relating to the exercise of options and the sale of common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

We had no transactions with related persons during 2011 which are required to be disclosed by the rules of the SEC.

Policy on Transactions with Related Persons

Our Code of Business Conduct and Ethics requires that any transaction involving us in which one of our directors, nominees for director, executive officers, or greater than five percent stockholders, or one of the aforementioned’s immediate family members (each, a “related person”), have a material interest be approved or ratified by the Audit Committee if the amount involved, when aggregated with the amount of all other transactions between the related person and us, exceeds $100,000 in a fiscal year. The full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual director independence review, and our Code of Business Conduct and Ethics permits the full Board to waive any conflicts of interest between us and any director or officer. In determining whether to approve or ratify any such transaction, the Audit Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to us than those involving unrelated parties.

Director and Officer Indemnification

We have entered into agreements to indemnify certain directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

DIRECTOR COMPENSATION

On June 29, 2011, the Board approved a new compensation program for non-employee directors, effective as of that date (the “2011 Program”), following a review by our Nominating and Governance Committee. The Committee was assisted in this review by its outside compensation consultant, Towers Watson, which provided advice and perspective regarding peer group practices (using the same companies that were used for peer comparisons for executive compensation) and broader market trends. Directors are compensated with a combination of an annual retainer and fees for serving on committees, paid in cash or restricted stock at the director’s election, and annual equity grants. Directors who are employees of the Company are not eligible to receive this compensation. Directors do not receive additional fees for attendance at meetings. The following describes amounts payable to our non-employee directors under the 2011 Program.

Retainer Fees.  Directors receive an annual retainer fee for Board service, which under the 2011 Program was $150,000 for the Chairman of the Board and $100,000 for each of our other non-employee directors. Directors who serve as chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive additional annual retainer fees of $30,000, $20,000 and $10,000, respectively. Directors also receive additional annual retainer fees for committee service, as follows: members of the Audit Committee receive an additional $15,000, members of the Compensation Committee receive an additional $10,000 and members of the Nominating and Governance Committee and members of the IT Steering Committee receive an additional $5,000. These annual retainer fees are denominated in cash and payable in quarterly installments unless the director elects to be paid in shares of restricted stock or a combination of cash and restricted stock. The number of shares of restricted stock is determined based on the fair market value of our common stock on the date the retainer is payable. The restricted stock vests in four successive quarterly installments from the issuance date. Messrs. Cannon and Smach elected to receive their annual retainer fees partly in cash and partly in restricted stock, and Messrs Croghan, Frasch and Jacobi elected to receive all their annual retainer fees in restricted stock. Ms. Wright elected to receive her annual retainer fees in cash.

Equity Awards.  Directors receive annual equity awards for Board service, which under the 2011 Program consisted of a grant of $150,000 of our common stock for the Chairman of the Board and a grant of $100,000 of our common stock for each of our other non-employee directors. The number of shares of common stock was determined based on the fair market value of our common stock on the date of grant. The annual equity compensation for the Chairman of the Board also consisted of an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of the shares on the date of grant. These options vest and become exercisable in four equal installments on the respective dates of each of the four annual meetings of stockholders following the year of grant.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The table below summarizes the total compensation paid to each non-employee directors during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
W. Stephen Cannon	$110,000	$125,018	$—	$235,018
Raymond D. Croghan	—	215,024	—	215,024
Ronald L. Frasch	—	220,026	—	220,026
Peter A. Jacobi	—	215,024	—	215,024
Richard L. Sharp(2)	—	199,993	—	199,993
Thomas J. Smach	117,500	200,695	112,481	430,676
Doreen A. Wright(3)	$62,500	$101,413	$—	$163,913

(1)

Represents the grant date fair value. Assumptions used in to calculate these values are included in Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Mr. Sharp resigned as a member of the Board on June 29, 2011.
(3)	Ms. Wright was elected to the Board on June 29, 2011.

As of December 31, 2011, each non-employee director had the following number of stock options and unvested shares of restricted stock outstanding:

	Options Outstanding at December 31, 2011	Unvested Restricted Stock Awards Outstanding at December 31, 2011
W. Stephen Cannon	—	489
Raymond D. Croghan	18,406	2,244
Ronald L. Frasch	—	2,341
Peter A. Jacobi	—	2,244
Richard L. Sharp	—	—
Thomas J. Smach	132,609	975
Doreen A. Wright	—	—

Director Ownership Guidelines

In 2012, we adopted stock ownership guidelines for our directors. The guidelines require that each of our directors own at least 5,000 shares of our common stock within the later of three years from (i) adoption of the policy or (ii) within three years of their election to the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables and accompanying narratives following this discussion:

•	John P. McCarvel, Chief Executive Officer and President

•	Jeffrey J. Lasher, Senior Vice President-Finance and Chief Financial Officer

•	Daniel P. Hart, Executive Vice President, Chief Legal and Administrative Officer

•	Scott E. Crutchfield, Senior Vice President, Worldwide Operations

Executive Summary

2011 Business Performance.  In 2011, we reached an important milestone by achieving more than $1.0 billion in revenue for the first time. Gross profit increased by 26.6% and diluted earnings per share increased by 63.2% in 2011. The following table highlights the year-over-year comparison of some of our Company’s key financial results.

($ in millions, except per share amounts)	2011	2010	Change
Annual revenues*	$1,001	$790	26.7%
Annual gross profit	$536	$424	26.6%
Annual selling, general and administrative costs as a % of revenue	40.2%	43.3%	(0.7)%
Diluted earnings per share*	$1.24	$0.76	63.2%
Annual gross margin	53.6%	53.7%	(0.1)%
Inventory as of December 31*	$130	$121	0.7%
Cash and cash equivalents as of December 31*	$258	$146	76.7%

* Indicated metrics were used as performance measures in our 2011 incentive plans.

During the year ended December 31, 2011, revenues increased $211.2 million, or 26.7%, compared to the same period in 2010, and exceeded $1.0 billion for the first time in the history of our business. This revenue growth was driven by expansion in all three of our operating segments as we focused on improving average footwear selling prices with new product styles, the expansion of existing and new wholesale accounts and the continued expansion of our direct-to-consumer sales channels.

Also during the year ended December 31, 2011, diluted earnings per share improved to $1.24 compared to $0.76 during the same period in 2010 and operating margin increased to 13.6% from 10.3% which were both driven by improved leverage from selling, general and administrative expenses while gross margin remained relatively flat.

These financial improvements resulted from stronger sales in each of our geographic operating segments and more effective marketing and merchandising programs, ongoing investment in the growth of our retail and internet channels which have historically yielded higher margins. They also reflect strong global demand for our diversified product line as we continue to transform Crocs brand awareness to an all-season footwear brand despite a difficult global economic selling environment and increased global competition from footwear manufacturers and retailers. As a percentage of total revenues, revenues generated from the clog silhouette sales continued to decrease with the expansion of our product line.

CEO Performance and Compensation. Since being named our Chief Executive Officer in early 2010, John McCarvel has led the Company’s turnaround strategy. Highlights of the Company’s achievements under Mr. McCarvel’s leadership include:

•	Return to profitable growth in 2011 and 2010 for the first time since 2007;

•	Annual revenue growth to over $1.0 billion for the first time in our 10-year history;

•	Expansion of product offerings, bringing the total number of Crocs™ shoe styles to more than 300 including sneakers and boots, which allows Crocs to become a viable four-season brand;

•	Opening of 97 new Crocs retail stores worldwide, as well as increasing online presence so consumers can shop the brand from anywhere; and

•

Reinvigoration of our corporate social responsibility platform, Crocs Cares, which focuses on helping to make a difference in the lives of children and families in need through initiatives that positively impact the environment, employees and local and global communities.

In recognition of his achievements, Mr. McCarvel received the prestigious Stevie Award for turnaround executive of the year at the 2011 American Business Awards.

Mr. McCarvel’s 2011 compensation reflects these achievements and our pay for performance philosophy. Mr. McCarvel received an annual cash incentive award payout of $1.3 million which represented 153% of target and reflected Company performance that exceeded the 2011 goals for sales growth, earnings per share, inventory turnover and net unrestricted cash. Mr. McCarvel also received a 5.0% increase in salary for 2011 to align with peer company practices, and an annual award of 52,224 restricted stock units (at target subject to achievement of an earnings per share growth target and time-based vesting) to provide incentive for long-term performance. In recognition of his contributions and achievements, and for purposes of retention, the Compensation Committee (the “Committee”) granted Mr. McCarvel a special award of $1.0 million in value of time vested restricted stock units (38,986 units) in June 2011. The Committee believes that time based restricted stock units were the appropriate award to achieve the grant’s retention goal.

Corporate Governance Highlights.  In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the Committee has established the following policies and practices.

•	Independent Compensation Committee. The Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

•

Independent compensation consultant. The Committee retains an independent compensation consultant that does not provide any services to management and that had no relationship with management prior to the engagement.

•

Assessment of compensation risk. The Committee assessed our compensation policies and programs and determined that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on the Company.

•	Annual Say-on-Pay vote. We will hold annual say-on-pay, or advisory votes to approve executive compensation.

•	Executive stock ownership guidelines. Our Board adopted stock ownership guidelines that our named executive officers are expected to meet within three years.

•

Clawback policy. Our Board adopted a clawback policy for awards made pursuant to our annual cash incentive plan and in 2012 also implemented a clawback policy under which all annual and long-term incentive awards, including those granted in 2012, are subject to any clawback or recoupment policy adopted by us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

•	No excise tax gross-ups. We do not provide our management with “excise tax gross-ups” in the event of a change of control.

•

No enhanced benefit programs. We do not provide our management with pensions, supplemental executive retirement plans or any other enhanced benefit programs beyond those that are typically available to all other employees other than a deferred compensation plan for senior executives, which is funded by deferred bonus payments to senior executives.

•	Limited perquisites. Our management receives minimal perquisites, consisting primarily of health insurance premiums.

Executive Compensation Objectives and Principles

The objectives of our executive compensation program are to:

•	attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving Company;

•	hold our executives accountable to stockholders;

•	motivate our executives to achieve our financial and strategic business objectives;

•	align our executives’ compensation with our stockholders’ interests; and

•	assure that our total compensation program aligns with good corporate governance and best practices.

We achieve these objectives through implementing the following pay principles.

•	Fair and Competitive: We believe that a fair and competitive pay package for our executives is essential to attract and retain talented executives in key positions.

•

Short and Long-Term Incentives: Our compensation program rewards both short-term and long-term performance. Annual cash incentive awards are tied to achievement of short-term quantitative performance goals that we believe closely correlate to shareholder value. Long-term performance is rewarded through equity-based awards, which align our executives’ interests with those of our stockholders. The value of equity awards depends on future share prices, and the realization of the awards is contingent on satisfaction of vesting schedules requiring continued service with us and the achievement of performance goals.

•

Pay for Performance: Our executives have a high proportion of variable, performance-based compensation. We aim to tie more than 50% of our executive pay to performance metrics. Actual compensation will be above or below targeted levels depending on the level of performance achieved.

•	Good Governance: We have designed our executive compensation program in light of the best practice governance policies and practices discussed above under “Corporate Governance Highlights.”

At our annual meeting of stockholders in June 2011, we held our first advisory stockholder vote to approve the compensation of our named executive officers (“say-on-pay”). The compensation of our named executive officers reported in our 2011 proxy statement was approved by over 98% of the votes cast at the 2011 annual meeting. The Committee believes this affirms our stockholders’ support of our approach to executive compensation, and the Committee did not change its approach in 2011. The Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers.

Governance of Pay Setting Process

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Committee sets the Chief Executive Officer’s compensation, and considers the recommendations of the Chief Executive Officer with respect to the compensation of the other named executive officers. The Committee works with Towers Watson, an independent executive compensation consultant engaged by the Committee, for advice and perspective regarding market trends and best practices. For a more detailed discussion about the Committee, its methodology and the role of consultants, see “Compensation Committee” on page 9.

Peer Group Companies

The Committee uses peer company and survey data to guide its review of the total compensation of our officers and executives and generally reviews the compensation data of our peer companies and industry to understand market competitive compensation. The Committee focuses on ensuring that the performance-based elements of our executive compensation program are consistent with peer and industry trends. However, the Committee does not benchmark compensation to a specific percentage of the compensation of peer companies.

In 2011, the Committee approved a revised peer group based on analysis and preliminary recommendations by Towers Watson. The peer group was selected based on the key industry criteria noted below, and took into consideration the company’s revenue, market capitalization and other key financial metrics. This peer group is comprised of 14 publicly traded companies. As of the most recent fiscal year-end, our market capitalization was at the fifth percentile of this group and our revenue was at the fourth percentile of the group. We believe these companies are broadly comparable to us, and represent our labor market for talent for key leadership positions. The Committee will regularly review our peer group to determine if adjustments are necessary to ensure that it continues to be relevant or if additional peer companies or groups are necessary to provide appropriate information on market practices and compensation levels.

The 2011 peer companies and the criteria for their inclusion are listed below:

Columbia Sportswear Co.	G III Apparel Group, Ltd.	Skechers USA, Inc
Deckers Outdoor Corp.	Oxford Industries, Inc.	Steven Madden, LTD
DSW Inc.	Perry Ellis International, Inc.	Under Armour, Inc.
Fossil, Inc.	Quiksilver, Inc.	Wolverine Worldwide, Inc
Genesco Inc.	Shoe Carnival Inc.

The peer group used in 2011 differs from the peer group used in the 2010 executive compensation review process in the following respects: (i) DSW Inc., Fossil, Inc., Genesco Inc. and Shoe Carnival Inc., were added and (ii) American Apparel, Inc., Brown Shoe Co., Inc., Kenneth Cole Productions, Inc., Delta Apparel, Inc., K-Swiss, Inc., Lululemon Athletica, Inc., Timberland Co., True Religion Apparel, Inc. and Volcom, Inc. were deleted. These changes served to make the overall composition of the peer group better reflect our size, complexity, growth prospects, product focus and labor market for executive talent. The Committee intends to continue to monitor how changes in the peer group will impact the peer group information it reviews in making its executive compensation decisions.

Elements of Compensation

Our executive compensation objectives and principles are implemented through the use of the following principal elements of compensation, each of which is discussed more fully below:

•	Base salary, which provides a fixed level of cash compensation;

•	Annual cash incentive awards, which motivate and reward annual company performance;

•

Long-term incentives (in the form of equity awards), which motivate and retain executives by rewarding long-term financial performance and tying incentives to the performance of our common stock over the long-term; and

•	Limited executive benefits and perquisites.

The Committee does not utilize an exact calculation in determining the break-down or weighting of named executive officer compensation among base salary, annual cash incentive awards and long-term equity awards. Rather, the Committee considers all forms of compensation in light of the market competition for executive talent, the risk to an executive inherent in employment with our fast-paced, rapidly evolving Company and our financial goals. Accordingly, we believe that over 50% of each named executive officer’s compensation should be in the form of annual cash performance-based awards and equity awards that vest upon performance. We believe that the total compensation opportunities offered to our executives are sufficient to reduce the need for anything other than limited executive perquisites or enhanced benefit programs beyond those that are typically available to all other employees.

Base Salary. The Committee establishes base salary for our named executive officers by considering the size of our operations, the responsibilities of the named executive officers and the competitive marketplace for executive talent in similar positions. The Committee sets the base salary of the Chief Executive Officer. Base salary for other named executive officers is set by the Committee after considering the recommendation of the Chief Executive Officer.

Base salary is reviewed on an annual basis and at the time of hire or promotion. Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, peer company comparisons and other factors.

The current base salaries of our named executive officers and the percentage increase over 2010 base salary follows:

Named Executive Officer	2011 Base Salary	Increase Over 2010 Base Salary
John P. McCarvel	$840,000	5.0%
Daniel P. Hart	$498,750	5.0%
Jeffrey J. Lasher	$325,000	30.0%
Scott E. Crutchfield	$325,000	—

Upon Mr. Lasher’s promotion to Chief Financial Officer in April 2011, the Committee increased his base salary to reflect the additional responsibilities of his position and to align his base salary with the chief financial officers of our peer companies.

Annual Incentive Awards. The Committee believes that an annual cash incentive plan that offers significant awards to our named executive officers for meeting or exceeding company performance goals provides our officers additional incentive to outperform our peer companies and ensures that we attract and retain talented named executive officers.

Each year, the Committee establishes a target annual incentive award for each named executive officer expressed as a percentage of the executive’s base salary, based on the estimated contribution and responsibility of the individual named executive officer and considering market practices. For 2011, the targets were:

Named Executive Officer	Annual Incentive Plan Target (as a percentage of Base Salary)
John P. McCarvel	100%
Daniel P. Hart	60%
Jeffrey J. Lasher	60%
Scott E. Crutchfield	60%

The total annual incentive award actually paid to each named executive officer is determined based on the extent to which specified weighted objective performance goals are achieved. Each of these performance targets has a threshold payout of 75% of the named executive officer’s annual incentive award target and a maximum payout of 175% of the target. For 2011, these goals and their applicable weightings were:

Performance Goal Targets	Weighting	2011 Actual Performance as a Percentage of Target
Annual Revenues: $934.6 million	20%	35.0%
Earnings Per Share: $1.09	50%	81.3%
Inventory Turnover: 3.48	15%	20.1%
Net unrestricted cash (net of short- and long-term debt): $254.9 million	15%	16.7%

After reviewing 2011 actual results and applying the weighting described above, the Committee determined that our named executive officers would be paid annual incentive awards at up to 153% of their respective target annual incentive award amounts because our 2011 performance results, in the aggregate, exceeded the aggregate weighted performance targets by 53%.

In keeping with our pay for performance philosophy, if we did not reach the threshold targets, the named executive officers would not have been eligible for that portion of the annual incentive award. The Committee has discretion to depart from the formula in approving the annual incentive awards by decreasing, but not increasing, incentive awards after general results are known.

Long-Term Equity Awards. The Committee grants long-term equity awards annually to the named executive officers in order to provide long-term performance-based compensation, to encourage the named executive officers to continue their employment throughout the vesting periods of the awards, and to align management and stockholder interests. We believe that a significant portion of each named executive officer’s compensation should be in the form of equity awards. The Committee considers each year the number of shares to grant and the appropriate type and combination of equity-based awards in making named executive officer grant decisions.

2011 Long-Term Performance Incentive Program. In 2011, all of our named executive officers received grants of restricted stock units (“RSUs”), half of which vest based on satisfaction of performance goals and half of which vest based on continued service. The material terms of the 2011 restricted stock awards are as follows:

Time Vested RSUs (50% of Award)	Performance Vested RSUs (50% of Award)
	Performance Goal	Potential Award	Further Time Vesting
Vest in 3 annual installments beginning one year after the date of grant	Achievement of at least 70% of a two-year cumulative earnings per share performance goal	Executive may earn from 50% to 200% of the target number of RSUs based on the level of achievement of the performance goal	Earned RSUs vest 50% upon satisfaction of performance goal and 50% one year later

For 2011, the amount of restricted stock unit awards granted to the named executive officers was based on a review of the equity compensation of our peer companies, input from the independent compensation consultant and the Committee’s assessment of each named executive officer’s expected future contributions.

The Committee grants performance-based awards to further demonstrate our pay for performance philosophy and better align the interests of our named executive officers with those of our stockholders. The Committee grants restricted stock units because it generally believes that full value awards such as restricted stock units offer a stronger retention incentive than do stock options. In addition, restricted stock units are less dilutive to our current stockholders and to the Company’s 2007 Amended and Restated Equity Incentive Plan than are stock options, as fewer restricted stock units are necessary to provide the same equity benefit compared to stock options. The Committee selected cumulative earnings per share as the performance metric because it views cumulative earnings per share as a primary driver of enhanced stockholder value.

However, the Committee believes it is appropriate to grant stock options in certain cases of promotion or new hire, and in April 2011 granted to Mr. Lasher stock options for 30,000 shares in connection with his promotion to Chief Financial Officer. These stock options vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. The Committee also granted Mr. Lasher 30,000 restricted shares that vest ratably on each of the first three anniversaries of the grant date subject to Mr. Lasher’s continuous employment with us. The Committee granted these awards in recognition of the additional responsibilities of Mr. Lasher’s position and to align his compensation with the chief financial officers of our peer companies.

In June 2011, the Committee recommended and the Board granted a special retention award of $1.0 million in value of restricted stock units (38,986 units) to Mr. McCarvel, which will vest ratably on each of the first three anniversaries of the grant date. As described above, this special award was granted to Mr. McCarvel in recognition of his contributions in leading the turnaround strategy of the Company and for purposes of retention.

Other Benefits. We provide other benefits to our named executive officers in order to achieve a competitive pay package. The Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation,” are reasonable, competitive and consistent with our overall executive compensation program. Those benefits consist principally of employer-paid premiums on health insurance.

Post-Employment Compensation

Senior Executive Deferred Compensation Plan. Certain senior executives are eligible to participate in the 2007 Senior Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, an executive may defer all or a part of his or her cash compensation in accordance with the terms and conditions established by the Committee. The Deferred Compensation Plan permits executives to save for future financial needs, and contributes to the Company’s attractiveness as an employer. The amount of salary and annual incentive earned by an executive is not affected by the Deferred Compensation Plan. No named executive officers have contributed to the Deferred Compensation Plan since 2008. For a more detailed discussion of the Deferred Compensation Plan, see the Nonqualified Deferred Compensation table and accompanying narrative on page 31.

Severance and Change in Control Benefits.  We entered into an employment agreement with Mr. Hart concurrent with his appointment as an officer in 2009. The agreement provides for guaranteed payments and accelerated vesting of certain equity awards upon his involuntary termination of employment with us (other than for cause) or his resignation for good reason. For a more detailed discussion of the agreement, see Potential Payments on Termination or Change in Control beginning on page 31.

Additional Considerations

Executive Stock Ownership. In March 2012, the Committee adopted stock ownership guidelines to ensure that our senior executive officers have a meaningful stake in the equity of the Company and to further align the interests of our executives with the long-term interests of our stockholders. Under these guidelines, our Chief Executive Officer is required to hold 10,000 shares of our common stock and the other named executive officers are required to hold 5,000 shares. The ownership guidelines assume that, in normal circumstances, an executive can reach the requisite stock ownership within the later of three years from (i) the adoption of the guidelines or (ii) the date the executive’s employment commences. These ownership guidelines are based on analysis of peer and market practices, as prepared by the Committee’s independent compensation consultant.

Equity Granting Practices. The Committee has determined to make our annual equity award grants at the regular meeting of the Committee held in the first quarter of each year. The Committee meeting date, or the next business day if the meeting falls on a day where the Nasdaq is closed for trading, is the effective grant date for the grants. The stock option exercise price is the fair market value of our common stock on that date.

We also may grant equity awards (e.g., options, restricted stock) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant. The exercise/grant price is the fair market value of our common stock on the effective date. The Committee approves all equity grants to executive officers. We do not permit repricing of stock options without stockholder approval.

Clawbacks. In 2010, our Compensation Committee adopted a clawback policy for awards made under our annual incentive plan. Under this policy, at the discretion of the Committee, executives may be required to repay awards to us if within two years of the award: (i) we are required to restate our financial statements due to fraud or willful misconduct involving the executive; or (ii) the executive took part in any fraud, negligence or breach of fiduciary duty.

In 2012, our Board also adopted a policy whereby any incentive compensation awards granted to management, including annual and long-term incentive awards granted in 2012, will be subject to any clawback or recoupment policy adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Deductibility of Executive Compensation. Section 162(m) of the Code imposes a $1.0 million annual limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer during a tax year or to any of the company’s four other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of the Code for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based on performance criteria approved by the company’s stockholders).

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. In certain situations, the Committee may approve compensation that does not meet the requirements of the Code in order to ensure competitive levels of total compensation for our executive officers. The annual incentive awards paid in 2012 under our 2008 Cash Incentive Plan and the stock option grant to Mr. Lasher in 2011 are designed to meet the requirements for consideration as “qualified performance-based compensation” under Section 162(m). The Committee intends that future performance-vested restricted stock units will also meet such requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Doreen A. Wright (Chairperson)

Raymond D. Croghan

Peter A. Jacobi

Summary Compensation Table

The following table sets forth information regarding compensation earned for services rendered during fiscal years 2011, and, where applicable, 2010 and 2009 for our Chief Executive Officer, our Chief Financial Officer, and the two other most highly compensated executive officers who were serving as executive officers at the end of 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
John P. McCarvel(4)	2011	$828,333	$—	$2,349,981	$—	$1,285,200	$15,015	$4,478,529
President and Chief Executive Officer	2010	766,667	—	831,723	—	800,000	233,451	2,631,841
	2009	595,833	240,000	—	—	—	48,044	883,877

Daniel P. Hart(5)	2011	491,823	—	475,019	—	450,000	14,606	1,431,449
Executive Vice President, Chief Legal	2010	475,000	—	296,298	—	339,150	41,403	1,151,851
and Administrative Officer	2009	259,119	208,220	598,500	403,680	—	130,565	1,600,084

Jeffrey J. Lasher(6)	2011	300,000	—	1,078,320	266,802	300,000	14,606	1,959,728
Senior Vice President-Finance and Chief Financial Officer
Scott E. Crutchfield	2011	$325,000	—	$350,009	—	$240,000	$15,106	$930,115
Senior Vice President of Worldwide Operations

(1)

Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculations of these amounts are included in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The grant date fair value of stock awards, which are comprised of time-vested and performance-vested restricted stock units, includes the grant date fair value for the performance-vested restricted stock units calculated based on the target amount for the award period commencing in the year indicated. For 2011, the total aggregate grant date fair value of stock awards, including the time-vested restricted stock units and the performance-vested restricted stock units assuming the highest level of payout for performance against assigned targets would be as follows: $2.0 million for Mr. McCarvel, $0.7 million for Messrs. Hart and Lasher and $0.5 million for Mr. Crutchfield.

(2)	Amounts for 2011 reflect cash awards earned under our annual incentive plan based on actual performance in 2011 which were paid in 2012.

(3)

All other compensation for 2011 represents the following: (i) Company matches to employee 401(k) contributions in the amount of $9,800 for Mr. Hart, Mr. Lasher and Mr. Crutchfield, (ii) a $10,000 in car allowance for Mr. McCarvel and (iii) $4,518 in incremental healthcare premiums paid by us on behalf of each named executive officer that is not offered to other non-executive employees.

(4)	Mr. McCarvel was appointed as our President and Chief Executive Officer effective March 1, 2010. During 2009, he served as our Executive Vice President and Chief Operating Officer.
(5)

Mr. Hart was appointed as our Executive Vice President of Administration and Corporate Development on June 15, 2009. Effective January 1, 2010, Mr. Hart was appointed as our Executive Vice President, Chief Legal and Administrative Officer.

(6)

Mr. Lasher was appointed as our Senior Vice President-Finance and Chief Financial Officer effective April 28, 2011. During 2010 and 2009, he served as our Corporate Controller and Chief Accounting Officer.

Grants of Plan-Based Awards Table

The following table provides information for each of our named executive officers regarding annual and long-term incentive award opportunities, including the range of potential payouts under our non-equity annual incentive plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Value of Stock and Option Awards
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John P. McCarvel	Annual Incentive Award	3/16/11	$84,000	$147,000	—	—	—	—	—	$—	$—
	Restricted Stock Unit	6/28/11	—	—	13,056	26,112	52,224	26,112	—	—	1,349,990
	Restricted Stock Unit	6/29/11	—	—	—	—	—	38,986	—	—	999,991

Daniel P. Hart	Annual Incentive Award	3/16/11	299,250	523,688	—	—	—		—	—	—
	Restricted Stock Unit	6/28/11	—	—	4,594	9,188	18,376	9,188	—	—	475,020

Jeffrey J. Lasher	Annual Incentive Award	3/16/11	195,000	341,250	—	—	—	—	—	—	—
	Restricted Stock Unit	4/29/11	—	—	—	—	—	30,000	—	—	603,300
	Stock Options	4/29/11	—	—	—	—	—	—	30,000	$20.11	266,802
	Restricted Stock Unit	6/28/11	—	—	4,594	9,188	18,376	9,188	—	—	475,020

Scott E.	Annual Incentive Plan	3/16/11	195,000	341,250	—	—	—	—	—	—	—
Crutchfield	Restricted Stock Units	6/28/11	$—	$—	3,385	6,770	13,540	6,770	—	$—	$350,009

Annual Incentive Awards.  The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each executive for 2011 performance based on achievement of specified target levels of sales growth, earnings per share, inventory turnover and net unrestricted cash. The target payments were based on achieving the target level of performance with ranges from zero to 175% of the executive’s annual incentive target. Actual amounts paid in 2012 related to 2011 performance are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” set forth above. These awards are described in further detail under “Compensation Discussion and Analysis” above.

Restricted Stock Units (“RSUs”).  The amounts shown for RSUs represent the number of RSUs awarded to the executives in 2011 and the grant date fair value of the RSUs determined in accordance with FASB ASC 718, as follows. The amounts shown for RSUs granted on June 28, 2011 represent awards of restricted stock units to certain of our NEOs as part of a performance incentive plan. One-half of these RSUs vest in three equal annual installments beginning one year after the date of grant based on continued employment. The other half may be earned from 50% to 200% of the target number of RSUs based on the level of achievement of a two-year cumulative earnings per share performance goal, and vest in two equal annual installments, 50% on achievement of the performance goal and 50% one year later subject to continued employment. The amount shown for RSUs granted to Mr. McCarvel on June 29, 2011 represents a special recognition and retention award that vests in three equal annual installments beginning one year after the date of grant based on continued

employment. The amount shown for RSUs granted to Mr. Lasher on April 29, 2011 represents a promotion award of RSUs which vests in three equal annual installments beginning one year after the date of grant based on continued employment. These RSU awards are described in further detail under “Compensation Discussion and Analysis” above.

Stock Options.  The amount shown for stock options represents the number of shares and the grant date fair value determined in accordance with FASB ASC 718 of a promotion award of options to purchase shares of our common stock with an exercise price equal to the closing price of the common stock on the NASDAQ Global Select Market on the date of grant. Twenty-five percent of the options will vest on the first anniversary of the grant date and the remaining options will vest in 36 equal monthly installments after the first anniversary of the grant date based on continued employment. This option award is described in further detail under “Compensation Discussion and Analysis” above.

Employment Agreement with Mr. Hart.  In May 2009, we entered into an employment agreement with Mr. Hart. The agreement provides that Mr. Hart will receive an annual base salary of $475,000, subject to annual adjustments. His salary may be reduced only if such reduction is a uniformly applied reduction affecting all senior executives and is no greater than 10% of Mr. Hart’s base pay in any case, may not be reduced by greater than $47,500 in total during his employment with us. Mr. Hart is also eligible for a bonus pursuant to our 2008 Cash Incentive Plan. Mr. Hart’s bonus target under the Bonus Plan was 60% of his base pay in 2011. He is also entitled to participate in all employee benefit plans and programs generally available to our executives, including our Senior Executive Plan. The agreement also contains provisions relating to benefits Mr. Hart may receive in connection with a change in control or a termination of his employment, as described in further detail under “Potential Payments on Terminations or Change in Control.” Mr. Hart’s Agreement requires him to maintain confidential information regarding us and to assign certain inventions and intellectual property to us. During his employment with us and for twelve months after the termination of his employment with us, Mr. Hart will be restricted from participating in certain competitive businesses and from soliciting our employees and customers.

Salary and Bonus in Proportion to Total Compensation.  As noted in “Compensation Discussion and Analysis” above, we believe that a substantial portion of each named executive officer’s compensation should be in the form of performance-based annual incentive awards and equity awards. Base salary of the named executive officers is set at levels that the Compensation Committee believes are competitive with our peer companies, with the expectation that shortfalls in base pay, if any, will be recouped through performance bonuses. The Compensation Committee believes that our current program substantially aligns the compensation of our named executive officers with the compensation of executive officers of our peer companies, while also permitting the Compensation Committee to provide incentives to the named executive officers to pursue performance that increases stockholder value. Please see “Compensation Discussion and Analysis” for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding options and unvested restricted stock and restricted stock unit awards held by our named executive officers as of December 31, 2011. Market values for outstanding stock awards are presented as of the end of 2011 based on the closing price of our common stock on the NASDAQ Global Select Market on December 30, 2011 of $14.77.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John P. McCarvel	47,683 80,086	32,771(1) —	$ 1.14 10.50	11/17/2018 2/7/2016	152,885(2) —	$2,258,111 —
Daniel P. Hart	8,333	75,000(3)	3.99	6/15/2019	90,348(4)	1,334,440
Jeffrey J. Lasher	— 15,000	30,000(5) 15,000(7)	20.11 3.99	4/29/2021 6/15/2019	68,710(6) —	1,014,847 —
Scott E. Crutchfield	25,438 43,548	7,562(8) —	1.14 10.50	11/17/2018 2/7/2016	29,290(9) —	432,613 —

(1)

Represents the unvested portion of stock options to purchase 143,000 shares of common stock, which were granted on November 17, 2008. This stock option award has a four year vesting period with 25% vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter, based on continued employment.

(2)

Represents the unvested portion of three restricted stock grants: (i) one for 70,485 shares awarded on June 15, 2010 of which 35,243 shares vest ratably on each of the first four anniversaries of the grant date based on continued employment and the remaining 35,242 shares vest on a cliff basis on the fourth anniversary of the grant date based on continued employment and provided certain corporate performance metrics are achieved; (ii) for 52,224 units awarded on June 28, 2011 of which one-half of the restricted stock units vest in three equal annual installments on June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and up to one half of the restricted stock units vest in two equal annual installments on the date in 2013 that the achievement of certain performance metrics is established and one year from that date, respectively, based on continued employment; and (iii) one for 38,986 units awarded on June 29, 2011 which will vest in equal installments on the next three grant date anniversaries, based on continued employment.

(3)

Represents the unvested portion of a stock option to purchase 200,000 shares of common stock, which was granted on June 15, 2009. This stock option vests over four years with 25% vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter, based on continued employment.

(4)

Represents the unvested portion of three restricted stock grants: (i) for 150,000 shares awarded on June 15, 2009 which vest annually in equal installments on the next three grant date anniversaries, based on continued employment; (ii) for 25,110 shares awarded on June 15, 2010 of which half vest ratably on each of the first four anniversaries of the grant date based on continued employment and the remaining half vest on a cliff basis on the fourth anniversary of the grant date based on continued employment and provided certain corporate performance metrics are achieved; (iii) for 18,376 units awarded on June 28, 2011 of which one-half of the restricted stock units vest in three equal installments on June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and up to one-half of the restricted stock units vest in two equal annual installments on the date in 2013 that the achievement of certain performance metrics is established and one year from that date, respectively, based on continued employment.

(5)

Represents the unvested portion of stock options to purchase 30,000 shares of common stock, which were granted on April 29, 2011. This stock option award has a four year vesting period with 25% vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter, based on continued employment.
(6)

Represents the unvested portion of four restricted stock grants: (i) for 40,000 shares granted on June 15, 2009 which vest annually in equal installments on the next three grant date anniversaries, based on continued employment; (ii) for 8,000 shares awarded on August 2, 2010 of which half vest ratably on June 15, 2011, June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and the remaining half vest on a cliff basis on June 15, 2014, based on continued employment and provided certain corporate performance metrics are achieved; (iii) for 30,000 shares granted on April 29, 2011 which vest annually in equal installments on the next three grant date anniversaries, based on continued employment, and (iv) for 18,376 units awarded on June 28, 2011 of which one-half of the restricted stock units vest in three equal installments on June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and up to one-half of the restricted stock units vest in two equal annual installments on the date in 2013 that the achievement of certain performance metrics is established and one year from that date, respectively, based on continued employment.

(7)

Represents the unvested portion of stock options to purchase 40,000 shares of common stock, which were granted on June 15, 2009. This stock option award has a four year vesting period with 25% vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter, based on continued employment.

(8)

Represents the unvested portion of stock options to purchase 33,000 shares of common stock, which were granted on November 17, 2008. This stock option award has a four year vesting period with 25% vesting on the first anniversary of the grant date and the remaining options vesting in 36 equal monthly installments thereafter, based on continued employment.

(9)

Represents the unvested portion of two restricted stock grants: (i) for 18,000 shares awarded on August 2, 2010 of which half vest ratably on June 15, 2011, June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and the remaining half vest on a cliff basis on June 15, 2014, based on continued employment and provided certain corporate performance metrics are achieved; and (ii) for 13,540 units awarded on June 28, 2011 of which one-half of the restricted stock units vest in three equal installments on June 15, 2012, June 15, 2013 and June 15, 2014 based on continued employment and up to one-half of the restricted stock units vest in two equal annual installments on the date in 2013 that the achievement of certain performance metrics is established and one year from that date, respectively, based on continued employment.

Options Exercised and Stock Vested

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John P. McCarvel	40,000	$501,182	48,810	$841,282
Daniel P. Hart	41,667	787,807	53,138	1,201,982
Jeffrey J. Lasher	10,000	123,100	14,333	324,212
Scott E. Crutchfield	50,200	$543,154	8,917	$157,900

(1)

For option awards, the value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation

Under our Senior Executive Plan, participants have the option to defer all or a part of their cash compensation in accordance with the terms and conditions established by the Compensation Committee. The deferred amount will vest ratably on a quarterly basis over a three-year period, with a pro rata amount vesting on each calendar quarter. Any unvested balance will vest immediately upon the death or disability of the participant or upon a Change in Control, as defined in the plan. None of the named executive officers have deferred any compensation since 2008. The table below summarizes the 2011 accrued earnings and balances at December 31, 2011 under our Senior Executive Plan for each of the named executive officers.

Name	Executive Contributions in Last Fiscal Year $	Crocs, Inc. Contributions in Last Fiscal Year $	Aggregate Earnings in Last Fiscal Year(1) $	Aggregate Withdrawals /Distributions $	Aggregate Balance at Last Fiscal Year End $
John P. McCarvel	$—	$—	$25,428	$—	$734,195
Daniel P. Hart	—	—	—	—	—
Jeffrey J. Lasher	—	—	—	—	—
Scott E. Crutchfield	—	—	—	—	—

(1)

Each participant in the Senior Executive Plan may choose, at his or her discretion, a portfolio of investments in which their contributions may be hypothetically invested. We are not obligated to invest the participant’s contributions into these accounts; however, upon the participant’s withdrawal, we are obligated to pay the amount, inclusive of earnings, interest, and capital gains, that the participant’s contributions would have earned had we actually invested the money as the participant directed. The aggregate earnings on each individual’s contribution varies widely depending on the portfolio of investments the participant chooses. We received investment direction from Mr. McCarvel and the aggregate earnings from those hypothetical investments are reflected in the table above.

Potential Payments on Terminations or Change in Control

Mr. Hart’s employment agreement provides certain benefits in the event of a change of control or certain terminations of employment. No other named executive officer currently has an employment agreement. Mr. Hart’s employment agreement provides that in the event of a change in control, all unvested stock options and time-based unvested stock awards then held by Mr. Hart that are scheduled to vest over the 24 months following the change in control will immediately vest upon the effective date of the change in control. The potential incremental value of such acceleration, assuming the change in control was effective as of December 30, 2011 and that the price of our common stock was the closing price of $14.77 on that date, would have been $1.7 million. The agreement also provides that if Mr. Hart is terminated by us involuntarily without cause, or if he resigns for good reason, he will receive: (i) a lump sum payment equal to one year of his base pay as of the termination date; (ii) a lump sum payment equal to 80% of his base pay in effect as of the termination date, pro-rated to equal the proportion of the year that he was employed by us; (iii) a lump sum payment equal to 80% of his base pay as of the termination date; and (iv) immediate vesting of any unvested stock options or time-based unvested stock awards then held by him that would have been vested had he remained employed for 24 months after the termination date. The potential aggregate amount of such payments, assuming such termination occurred on December 31, 2011 and including the potential incremental value of the equity acceleration as described above, would have been $3.0 million. These amounts are estimates of the incremental amounts that would be payable as of December 31, 2011 under Mr. Hart’s agreement in the foregoing circumstances. The actual amounts that would be payable in similar circumstances in the future can only be determined at the time of a change in control or his termination of employment under certain circumstances. The agreement also provides that any stock options granted to Mr. Hart during his employment will remain exercisable for ten years after the date of grant, including if Mr. Hart ceases to be employed by us for any reason other than termination for cause.

Under Mr. Hart’s employment agreement, “cause,” “change of control” and “good reason” are defined as follows:

“Cause” is defined by the agreement to mean: (i) the executive’s conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by the executive related to or connected with the executive’s employment by the Company; (iii) the executive’s material breach of his fiduciary duty to the Company; (iv) the executive’s gross negligence or gross misconduct in the performance of duties reasonably assigned to the executive which causes material harm to the Company; (v) any willful and material violation by the executive of the Company’s codes of conduct or other rules or policies of the Company; (vi) any entry of any court order or other ruling that prevents the executive from performing his material duties and responsibilities hereunder; or (vii) any willful and material breach of the agreement by the executive.

“Change of control” is generally defined by the agreement to mean any one of the following: (i) incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease to constitute a majority of the members of the Board; (ii) any person becomes the beneficial owner of 35% or more of our common stock or voting securities, with certain exceptions; (iii) consummation of a merger unless (a) after the merger the beneficial owners of our common stock and voting securities immediately prior to the trans action retain more than 50% of such common stock and voting securities of the entity resulting from the merger, (b) holders of any class or series of voting securities immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their voting securities, and (c) no person immediately after the merger beneficially owns 35% or more of the voting power of the entity resulting from the merger; (iii) a sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or (iv) stockholder approval of the liquidation or dissolution the Company, except that a change of control will not be deemed to occur unless it would be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of a business under Section 409A of the Code.

“Good reason” is defined by the agreement to mean any of the following conditions arising during the executive’s term of employment without the consent of the executive: (i) a material diminution in the executive’s responsibilities, authority, position, or duties; (ii) a reduction in the executive’s base salary (except as provided for in the agreement); (iii) a reduction in the executive’s incentive or equity compensation opportunity such that it is materially less favorable than those provided generally to other senior executive officers; (iv) the Company’s material failure to honor its incentive compensation plans, as then in effect; (v) assignment of duties or responsibilities materially inconsistent with those described in the agreement; (vi) removal from the position of Executive Vice President of Administration and Corporate Development of the Company or its successor; (vii) any change in the executive’s reporting responsibility being solely to the Chief Executive Officer; (viii) relocation of the executive’s office or the Company 50 miles or more from the place of relocation agreed between the executive and Chief Executive Officer; or (x) any other action or inaction that constitutes a material breach by the Company of the agreement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, and PCAOB AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Deloitte & Touche LLP their independence.

Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee:

Thomas J. Smach (Chairperson)

Ronald L. Frasch

W. Stephen Cannon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees for professional services provided during 2011 and 2010 by Deloitte & Touche LLP, our independent registered public accounting firm and its affiliates. The Audit Committee is required to pre-approve all non-audit services provided by Deloitte & Touche LLP. All of the fees paid to Deloitte & Touche LLP and disclosed in the following table were pre-approved by the Audit Committee.

	2011	2010
Audit fees(1)	$1,882,800	$1,654,000
Audit-related fees	—	—
Tax fees(2)	644,463	280,502
All other fees	—	—

Total fees	$2,527,263	$1,934,502

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal controls over financial reporting, both of which are included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation, such as: (i) comfort letters, consents and other audit services related to SEC and other regulatory filings; (ii) accounting consultation related to the audit; and (iii) statutory audit requirements in foreign countries.
(2)	Tax fees include professional services rendered in connection with tax compliance, tax advice, tax consulting and tax planning.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012. Deloitte & Touche LLP has served as our independent public accounting firm since 2005. We are not required to submit this appointment to the stockholders for approval, but the Board believes it is desirable as a matter of policy. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make any statements if he or she so desires and to respond to appropriate stockholder questions.

If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

PROPOSAL 3—APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2008 CASH INCENTIVE PLAN

Introduction

On March 14, 2012, the Board, upon recommendation by the Compensation Committee, approved and adopted an amendment and restatement of the 2008 Cash Incentive Plan (the existing plan is referred to as the “Original Plan” and the plan as proposed to be amended is referred to as the “Amended Plan”), effective June 4, 2012 and, subject to stockholder approval, to govern the award and payment of cash incentive awards to certain executive officers of the Company. The Board directed that the Amended Plan be submitted to the stockholders for approval so that payments under the Amended Plan can qualify for deductibility for federal income tax purposes.

The purpose of the Amended Plan is to:

•	advance our interests by promoting our pay for performance philosophy;

•	attract and retain key employees; and

•	stimulate the efforts of such employees toward the continued success and growth of our business.

In addition, the Amended Plan is intended to permit the payment of cash incentive awards that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”); however, there can be no guarantee that amounts payable under the Amended Plan will be treated as qualified performance-based compensation under Section 162(m).

The Board believes that it is in the best interests of the Company and its stockholders for the Company to have a stockholder-approved plan under which cash incentive awards granted to its executives could be designed in a manner intended to qualify as “performance-based compensation” within the meaning of Section 162(m). Accordingly, the Amended Plan is being submitted for approval by stockholders. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders at least once every five years. Stockholders last approved the material terms of the Original Plan at the 2007 annual meeting of stockholders. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this Proposal 3 is intended to constitute reapproval of each of these aspects of the Amended Plan for purposes of the stockholder approval requirements of Section 162(m).

Key Changes from the Original Plan

If approved, the Amended Plan would make the following changes to the Original Plan, as described in more detail under “Description of the Amended Plan” below: (i) include adjustments that can be made to established performance goals in a manner that is intended to satisfy the requirements of Section 162(m); (ii) subject certain awards under the Amended Plan to the Company’s Executive Compensation Recovery Policy; and (iii) make certain other administrative changes.

Description of the Amended Plan

The significant features of the Amended Plan are described below. A copy of the Amended Plan is attached to this proxy statement as Appendix A, and this discussion is qualified in its entirety by reference to the full text of the Amended Plan.

Administration

Our Compensation Committee, all of whose members are outside directors, will administer the Amended Plan. The compensation committee will have the authority to grant awards upon such terms, not inconsistent with the terms of the Amended Plan, as it considers appropriate. In addition, the compensation committee will have complete authority to interpret all provisions of the Amended Plan, to adopt, amend, and rescind rules and regulations pertaining to the administration of the Amended Plan, and to make all other determinations necessary or advisable for the administration of the Amended Plan, and to reduce or eliminate, in its discretion, the amount of any award otherwise payable under the Amended Plan.

Eligibility

All of our employees, who currently number approximately 4,100, will be eligible to participate under the Amended Plan. Our Compensation Committee determines which employees will be participants under the Amended Plan. However, the criteria for participation may change in subsequent years. Other annual or short-term bonus arrangements will be made available to employees who are not considered “covered employees” for purposes of Section 162(m).

Performance Measures

Participants will receive awards under the Amended Plan whose payout will be contingent upon the degree of attainment of specified performance measures over the applicable performance period. The performance measures are set by our compensation committee at the start of each performance period and are based on one or a combination of two or more of the following performance criteria: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; operating income; pre- or after-tax income; cash flow per share; operating assets; improvement in or attainment of expense levels or cost savings; economic value added; and improvement in or attainment of working capital levels.

Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a change from preceding performance periods, as a percentage of another criterion, or as a comparison to the performance of specified companies or other external measures, and may relate to corporate, group, unit, division, affiliate or individual performance.

The Compensation Committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; certain extraordinary nonrecurring items; acquisitions or divestitures; foreign exchange gains and losses; and gains and losses on asset sales. To the extent such inclusions or exclusions affect awards to covered employees, they will be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m).

Performance Periods

A performance period is the measure of time specified by our compensation committee over which the degree of attainment of the specified performance measures will be measured.

Payment of Awards; Maximum Amount of Awards

All awards under the Amended Plan for a performance period will be paid in cash following the end of such performance period and our Compensation Committee’s certification of the degree to which applicable performance measures were attained. The maximum individual award payment that can be made under the Amended Plan may not exceed $8 million for an annual performance period or, for performance periods longer or shorter in duration, an amount equal to $2.0 million multiplied by the number of quarters in the performance period.

Recovery of Executive Compensation Policy.

With respect to participants who are subject to the Company’s Executive Compensation Recovery Policy, all amounts earned under the Amended Plan are subject to such policy.

Termination of Employment

Except as otherwise provided below, no award for a performance period will be paid to a participant who is not actively employed by us at the end of the performance period. If a participant’s employment ends during a performance period, our compensation committee has the discretion to approve payment to the participant, or his or her beneficiaries, of a pro rata portion of the award payment the participant would have received but for the fact that the participant’s employment ended.

Amendment and Termination

Our Compensation Committee or our Board may amend, suspend or terminate the Amended Plan from time to time. An amendment will be subject to the approval of our stockholders only if such approval is necessary to maintain the Amended Plan in compliance with Section 162(m) or other applicable laws and regulations.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the Amended Plan generally applicable to us and to participants in the Amended Plan who are subject to U.S. federal taxes. The summary is based on the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

A participant in the Amended Plan will be taxed at ordinary income rates on an award in the year in which a cash payment under the award, if any, is received, unless such cash is subject to deferral under a Company plan or a substantial risk of forfeiture. If a participant elects to defer a portion of the bonus, the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m), the Company will receive a U.S. federal income tax deduction on the amount of income recognized by the participants at the same time such income is recognized by participants. Please note that the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. As such, and as noted above, there can be no guarantee that amounts payable under the Amended Plan will be treated as qualified performance-based compensation under Section 162(m) and/or deductible by the Company.

We intend that awards granted under the Amended Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.

We are authorized to deduct or withhold from any payment due under the Amended Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to settle an award under the Amended Plan until all tax withholding obligations are satisfied.

New Plan Benefits

The specific individuals who will be granted awards under the Amended Plan and the type and amount of any such awards will be determined by the Compensation Committee, subject to limits on the maximum amounts that may be awarded to any individual, as described above. Accordingly, future awards to be received by or allocated to particular individuals under the Amended Plan are not presently determinable.

The approval of the Amended Plan requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2008 CASH INCENTIVE PLAN

Equity Compensation Plan Information

As shown in the table below, we reserved 3.3 million shares of common stock for future issuance on exercise of outstanding options under equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued on Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Plans, Excluding Securities Available in First Column
Equity compensation plans approved by stockholders(1)	3,331,031	$11.91	6,959,120

Equity compensation plans not approved by stockholders	—	—	—

Total	3,331,031	$11.91	6,959,120

(1)

On July 9, 2007, at the annual stockholders’ meeting, our stockholders approved the 2007 Equity Incentive Plan (the “2007 Plan”), which previously had been approved by our board of directors and which became effective as of July 19, 2007. On June 28, 2011, our stockholders approved an amendment to the 2007 Plan to increase the number of shares of our common stock available for issuance from 9.0 million shares to 15.3 million shares, subject to adjustment for future stock splits, stock dividends and similar changes in our capitalization. On April 27, 2005, our Board of Directors adopted the 2005 Equity Incentive Plan (the “2005 Plan”). On January 10, 2006, our Board of Directors amended the 2005 Plan to increase the number of shares of our common stock available for issuance under the 2005 Plan from 11.7 million shares to 14.0 million shares. Following the adoption of the 2007 Plan, no future grants were made under the 2005 Plan.

PROPOSAL 4— ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, gives stockholders an opportunity to cast an advisory vote to approve compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve or reject our executive pay program through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this proxy statement.”

As discussed in the “Compensation Discussion and Analysis,” the primary objective of our executive compensation program is to create long-term value for our stockholders by attracting and retaining talented executives, holding our executives accountable to stockholders, motivating our executives to achieve superior financial and business objectives and aligning the interests of our executives with those of our stockholders. We believe our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders. Please see “Compensation Discussion and Analysis” section above for an explanation of our executive compensation.

This “Say on Pay” proposal allows our stockholders to express their view regarding the decisions of the Compensation Committee on the 2011 compensation of our named executive officers. Your advisory vote will serve as a tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVES.

OTHER MATTERS

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2013 ANNUAL MEETING

Any proposal of a stockholder intended to be included in our proxy statement for the 2013 annual meeting of stockholders pursuant to SEC Rule 14a-8, must be received by us no later than December 11, 2012, unless the date of our 2013 Annual Meeting is more than 30 days before or after June 4, 2013, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2013 annual meeting, we must receive timely notice of the nomination or business in writing by the close of business not later than March 6, 2013 and not earlier than February 4, 2013. However, in the event that the 2013 annual meeting is called for a date that is not within 30 days before or 60 days after June 4, 2013, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2013 annual meeting is made.

APPENDIX A

CROCS, INC.

2008 CASH INCENTIVE PLAN

(As Amended and Restated Effective June 4, 2012)

1.  Purpose. The purpose of the Crocs, Inc. 2008 Cash Incentive Plan (the “Plan”) is to advance the interests of Crocs, Inc. (“Crocs”) and its stockholders by promoting Crocs’s pay for performance philosophy, attracting and retaining key employees of Crocs and its subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of Crocs’s business. Amounts paid pursuant to the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2.  Definitions.  When the following terms are used with capital letters in the Plan, they will have the meanings indicated:

(a)  “Award” means an incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company in accordance with Section 3.

(b)  “Board” means the Board of Directors of Crocs.

(c)  “Code” means the Internal Revenue Code of 1986, as amended.

(d)  “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

(e)  “Company” means Crocs and its subsidiaries.

(f)  “Covered Officer” means any Participant whose compensation, in the Performance Period for which an the incentive under the Plan is calculated, is subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

(g)  “Eligible Employee” means any employee of the Company.

(h)  “Participant” means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.

(i)  “Performance-Based Compensation” means an Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(j)  “Performance Measures” means one or a combination of two or more of the following performance criteria: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; operating income; pre- or after-tax income; cash flow per share; operating assets;

improvement in or attainment of expense levels or cost savings; economic value added; and improvement in or attainment of working capital levels. In addition, for any Award to a Participant who is not, and is not likely to be as of the end of the Company’s relevant tax year, a Covered Officer or that is not intended to constitute Performance-Based Compensation, Performance Measures may include, alone or in combination with any of the foregoing Performance Measures, any other measure of performance as determined by the Committee. Any Performance Measure utilized may be expressed in absolute amounts, on a per share basis, as a change from preceding Performance Periods, as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate (including such direct and indirect subsidiaries of the Company as the Committee may determine or on such consolidated basis as the Committee may determine), group, unit, division, affiliate or individual performance.

(k)  “Performance Period” means the period of time specified by the Committee over which the degree of attainment of specified Performance Measures will be measured.

3.  Awards.

3.1  Allocation of Awards.  Prior to the earlier of (i) 90 days following the commencement of a Performance Period or (ii) the passage of 25 percent of the duration of such Performance Period, the Committee will designate such Eligible Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee’s designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant’s continued employment by the Company, and may be rescinded at any time as to future Performance Periods by the Committee. Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable Performance measures as described in Section 3.2 are satisfied over the course of the applicable Performance Period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

3.2  Performance Measures.  The payment of an Award will be contingent upon the degree of attainment of such Performance Measures over the applicable Performance Period as are specified by the Committee. Performance Measures for any Performance Period will be established by the Committee prior to the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25 percent of the duration of the Performance Period.

3.3  Adjustments to Performance Measures.  The Committee may provide in any Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m), or any successor provision thereto.

The Committee also may, at any time during or after a Performance Period, in its sole and absolute discretion, modify the Performance Measures applicable to a Performance Period in addition to any adjustments specified for the Performance Period in accordance with the immediately preceding paragraph if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such

Performance Measures. However, no such modification may be made to the extent it would increase the amount of compensation that would otherwise be payable to any Participant who is a Covered Officer or is likely to be a Covered Officer as of the end of the Company’s relevant tax year.

3.4  Maximum Amount of Awards.  No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds $8,000,000 for an annual Performance Period or, if the Performance Period is longer or shorter in duration than one year, an amount equal to the product of (i) $2,000,000, multiplied by (ii) the number of quarters in the Performance Period.

3.5  Authority to Reduce or Eliminate Amount of Award.  The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason. No reduction in the amount of an Award payable to any Participant shall increase the amount of an Award payable to any other Participant.

3.6  Payment of Awards.  Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the Performance Measures were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of the Award as soon as practicable following the Committee’s determination and certification made pursuant to this Section 3.6, but in no event later than March 15 of the calendar year immediately following the last day of the Performance Period to which such payment relates.

4.  Administration.

4.1  Authority of Committee.  The Committee shall administer the Plan. The Committee shall have exclusive power, subject to the limitations contained in the Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of the Plan. The Committee shall have the authority to interpret the Plan and any Award made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

4.2  Indemnification.  To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

5.  Effective Date of the Plan.  The Plan as amended and restated effective June 4, 2012 shall become effective as of January 1, 2012; provided that the Plan as so amended and restated is approved by Crocs’s stockholders within 12 months of such date. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6.  Right to Terminate Employment.  Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of a Participant with or without cause.

7.  Tax Withholding.  The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8.  Amendment, Modification and Termination of the Plan.  The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of Crocs’ stockholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

9.  Unfunded Plan.  The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of the Plan, have any interest in any specific assets of the Company.

10.  Other Benefit and Compensation Programs.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company shall be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11.  Executive Compensation Recovery Policy.  For participants subject to the Company’s Recovery of Executive Compensation Policy (the “Policy”), all amounts earned under the Amended Plan are subject to the Policy, as in effect from time to time, a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into the Amended Plan.

12.  Governing Law.  To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Colorado and construed accordingly.

13.  Other Provisions.

13.1  Non-transferability.  Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under the Plan.

13.2  Termination of Employment.  Except as otherwise provided in this section, no Award shall be paid to a Participant who is not actively employed by the Company as of the end of the applicable Performance Period. If a Participant’s employment with the Company ends during a Performance Period, the Committee may, in its discretion, determine that the Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Award payment that the Participant would have received but for the fact that the Participant’s employment ended. Any such pro rated Award payment will be paid at the same time as other Award payments with respect to the applicable Performance Period.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by mail

•	Mark, sign and vote your proxy card and return it in the postage-paid enevelope we provided or return it to Proxy Services c/o Computershare Investor Services, PO Box 43101, Providence, Rl 02440-5067

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 4, 2012.

Vote by Internet • Go to www.investorvote.com/crox • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold				For	Withhold
	01 - Ronald L. Frasch	☐	☐	02 - W. Stephan Cannon			☐	☐

				For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012.			☐	☐	☐	3.	Approval of the amendment and restatement of our 2008 Cash Incentive Plan.	☐	☐	☐

4.	An advisory vote to approve the compensation of our named executive officers.			☐	☐	☐	Note: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important notice regarding the internet availability of

proxy materials for the Annual Meeting of Stockholders.

The Notice and Proxy Statement and Annual Report, are available at:

www.edocumentview.com/crox

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Crocs, Inc.

Notice of 2012 Annual Meeting of Stockholders

St. Julien Hotel, 900 Walnut Street, Boulder, Colorado

Proxy Solicited by Board of Directors for Annual Meeting – June 4, 2012

John P. McCarvel and Daniel P. Hart, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Crocs, Inc. to be held on June 4, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 4.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)